Exhibit 10(q)(iii)

ADDENDUM TO

EMPLOYMENT AGREEMENT BETWEEN

MICHAEL J. COVEY AND POTLATCH CORPORATION

THIS ADDENDUM to the Employment Agreement entered into on February 6, 2006 by and among Potlatch Corporation and Michael J. Covey (the “Employment Agreement”), is effective as of September 19, 2008. The purpose of this Addendum is to clarify that any change in responsibilities as a result of the spin-off of the pulp-based business will not constitute the first step in a constructive termination under the Employment Agreement.

NOW THEREFORE the parties agree that the Employment Agreement shall be amended by amending and restating Section 7(d)(i) thereof to read, in its entirety, as follows:

“(i) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as in effect on the Start Date, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities or as a result of which Executive no longer has a position substantially equivalent to Executive’s position as of the Start Date, excluding for this purpose (A) an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive, and (B) any diminution or change in Executive’s position, authority, duties or responsibilities resulting from the transactions contemplated by the Separation and Distribution Agreement to be entered into by and between Potlatch Corporation and Clearwater Paper Corporation in connection with the spin-off of Clearwater Paper Corporation.”

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Addendum to the Employment Agreement as of September 19, 2008.

POTLATCH CORPORATION

By:	/s/ William T. Weyerhaeuser
Dr. William T. Weyerhaeuser
Vice Chairman of the Board

EXECUTIVE:

/s/ Michael J. Covey
Michael J. Covey